________________________________________________________

EXHIBIT 1A-13

TESTING THE WATERS

________________________________________________________

1A-13-1

1A-13-2

1A-13-3

1A-13-4

1A-13-5

1A-13-6

1A-13-7

1A-13-8

HOME ABOUT PRODUCTS FARM INVEST CONTACT

goldenseed

Sign up now to learn how you can become a shareholder of Golden Seed, Inc. for as little as $100.00

[illegible]

SIGN UP

We are Golden Seed.



goldenseed
Invest Today at OwnGoldenSeed.com

How You Can Become An Owner Of Our California Lifestyle Business



Cultivating the spirit of California

Life is Better on the Farm



Our cannabis cultivation takes place on over 20 acres of nursery land tucked into the hills of Monterey Bay in Santa Cruz County.



Shaped in nature not a warehouse



100% Naturally Grown

Naturally grown with exceptional flowers, chores and extracts rooted in organic inputs and sustainable farming.

Meet JR - Our COO & cannabis cultivator



You will find no one more passionate about organics than JR.

We create meaningful and creative blends to maximize flavor, potency, and treatment profiles

Our first product to market

HIGH TIMES CANNABIS CUP WINNER

Our Soil



It all starts with the soil.

Our soil is alive – it ain't just dirt. It gives us the ability to nourish our plants from seed to bloom, monitor their shifting needs, and nurture a happy crop.



100% Natural

An Emerging Market

goldenseed

TERMS OF USE PRIVACY POLICY MEDIA CONTACT

HOME ABOUT PRODUCTS FARM INVEST CONNECT

goldenseed™

Sign up now to learn how you can become a shareholder of Golden Seed, Inc. for as little as $100.00

Sign up now to stay informed about our upcoming stock offering to own a part of our company and the Golden Seed brand.

First Name | Last Name | Email Address | SIGN UP

Golden Seed, Inc. is "testing the waters" for a possible offering of securities under Regulation A of the JOBS Act. No money or other consideration is being solicited by the company at this time, and if sent in response, will not be accepted. No offer to buy the securities can be accepted and no part of the purchase price can be received until the offering statement is qualified, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance given after the qualification date.

Your indication of interest involves no obligation or commitment of any kind. If an offering statement has been filed, you may obtain a copy of the most recent version of the Preliminary Offering Circular from Kendall Almerico at Kendall A. Almerico P.A., 1440 G Street NW, Washington DC 20005, or by e-mailing hello@owngoldenseed.com.

We are Golden Seed.



goldenseed™
Invest Today at OwnGoldenSeed.com
03:38

How You Can Become An Owner Of Our California Lifestyle Business

COMING SOON: BUY SHARES OF GOLDEN SEED, INC. FOR AS LITTLE AS $100 AND HELP US GROW OUR CANNABIS AND HEMP BUSINESS

The rules have changed. Medical cannabis is legal in 33 states. Recreational cannabis is legal in 11 states and the District of Columbia. Anyone in the general public, not just the rich and well-connected, can now legally invest in early-stage companies like Golden Seed, Inc. because of a law called the JOBS Act, passed in 2012, which changed the rules for investing that had favored the wealthy for more than 80 years.

We are in the process of obtaining qualification from the United States Securities and Exchange Commission to be able to sell you stock in our company in the near future. By submitting the form above, we'll keep you posted on our progress, and you'll be among the first to know when shares in Golden Seed, Inc. are available for purchase. You will also get exclusive perks for our shareholders, like merchandise, discounts, invitations to events, and more.

Yes, the rules have changed. Cannabis is going mainstream. Investing in private companies like Golden Seed, Inc. is now allowed. Be a part of the change. Sign up now to stay informed, and to be one of the first to join the Golden Seed family as a shareholder in your company.

We are Golden Seed.

And you can be Golden Seed, too.






Cultivating the spirit of California.

Santa Cruz-based Golden Seed, Inc. focuses on the cultivation, manufacturing and distribution of high-quality cannabis grown in California. Deeply rooted in California lifestyle culture, Golden Seed aims to deliver quality products to a discerning clientele and to establish leadership in one of the world's fastest-growing cannabis markets. Our team includes a rock-star cannabis cultivator, a renowned soil scientist, a well-known local political figure, and members of one of the leading real estate development groups in California. They have a proven record of business acumen and financial success, as well as the connectivity, flexibility, and nimbleness needed to take advantage of the new and quickly evolving cannabis marketplace in California.

Life is Better on the Farm













Our cannabis cultivation takes place on over 20 acres of nursery land tucked into the hills of Monterey Bay in Santa Cruz County.

Golden Seed, Inc.'s farm is a model for the cannabis industry for responsible, clean growing, based on organic principles. Our harvesting and soil-building land stewardship results in what we believe are the highest quality cannabis products sold in the world.

We source and nurture strains with the very best terpene and flavonoid content for flavor and potency, as chosen and helped along by our lead cultivator. We use only the freshest form of cannabis oil extractions, a CO2 super critical process on-site steps away from the living plants to ensure crisp, untouched and most importantly unprocessed cannabinoids.


STOKED

Shaped in nature not a warehouse.

MONTEREY BAY, CALIFORNIA

—

36.8007° N, 121.9473° W

Santa Cruz-based Golden Seed, Inc. focuses on the cultivation, manufacturing, distribution, and sale of high-quality cannabis and hemp grown in California. Golden Seed focuses its efforts to minimize its environmental impact, while maximizing your ability to enjoy nature.









100% Naturally Grown.

—

WITH LOVE FROM SANTA CRUZ

Golden Seed, Inc. grows exceptional flowers, clones and extracts based upon organic inputs and sustainable farming. We produce pure California cannabis in the form of proprietary seed strains, smokeable blends, and oil and terpene extractions.



Naturally grown with exceptional flowers, clones and extracts rooted in organic inputs and sustainable farming.

Meet JR - Our COO & cannabis cultivator.



You will find no one more passionate about organics than JR.

A second-generation grower from Northern California, JR Richardson is well-known throughout the cannabis community. He grew up immersed in a culture of complete organic self-sufficiency, where people lived off-the-grid, and grew their *own* food and cannabis in harmony with the environment. JR believes what you put in your body should be clean, real, and nurturing—supporting your health as an extension of nature.



We create meaningful and soulful blends to maximize flavor, potency, and treatment profiles—master crafted THC, CBD, and terpenes you just cannot get any other way.

Our small-batch signature products are niche blends that complement our staple strains. Golden Seed also feels so good because it is rich in entourage effects. The crystals dusting most cannabis buds contain compounds known as terpenoids and cannabinoids. They have synergistic effects—working together in ways we believe THC or CBD alone cannot.

Because Golden Seed is grown in sunlight and rich soil, with nothing getting in the way of optimal effectiveness, it produces an entourage effect like no other.

HIGH TIMES
CANNABIS CUP
WINNER

Our first product to market.

1ST PLACE IN THE PREROLL CATEGORY AT THE HIGH TIMES CANNABIS CUP - THE WORLD'S LEADING MARIJUANA TRADE SHOW.

Our first product line to market was a success. Budtenders raved about it, users loved it, and it won the Best Pre-Roll Award from High Times at the Nor-Cal Cannabis Cup in May, 2019.

We are currently carried by three large distributors with product placement throughout the state. In addition to pre-rolls and bulk flower, we have expanded our product offerings to include 1/8th jars and vape cartridges.

Our Soil


It all starts with the soil.

Our soil is alive—it ain't just dirt. It gives us the ability to nourish our plants from seed to bloom, monitor their shifting needs, and nurture a happy crop.

Living Soil fosters the microbial community, organic nutrients, and local biomass that we return to the soil to create nourishing support for plant life, so that the seedlings are in turn optimally beneficial for the life they support. We use the latest concepts in soil regeneration, such as biochar made from local organic agricultural waste. We cultivate soil life biology by using National Organic Program thermal aerobic compost and worm castings (vermicompost) as the vessel that regulates the biology. Biochar gives the microbes a home to reside in that we use to generate a socially and ecologically responsible plant food with a diverse microbial population high in protozoa and beneficial fungi. This is how we nurture the fittest cannabis plants and biologically dense flowers with the highest flavor content.


CLAYTON SCICLUNA
Director of Regenerative Agriculture
01:19

HEAR THE SOIL STORY FROM CLAYTON SCICLUNA, GOLDEN SEED'S DIRECTOR OF REGENERATIVE AGRICULTURE

100% Natural.

THE GOLDEN SEED FARM IS 100% NATURAL. WE START WITH FORAGING FOR LOCAL FLORA, MICRO-FAUNA, FUNGI, AND OTHER BIOLOGY TO FEED THE WORMS ON OUR FARM. THROUGH THE DIGESTION AND PROCESSING OF THIS BIOLOGY, THE WORMS CREATE VERMICOMPOST, WHICH IS THE ESSENTIAL SOIL AMENDMENT FOR OUR PLANTS.

NO CONVENTIONAL FERTILIZERS, PESTICIDES OR HERBICIDES ARE EVER ALLOWED ON OR NEAR OUR FARM.

WHEN PLANTS ARE HARVESTED AND PRODUCTS ARE SOLD, WE SEND THE BALANCE OF THE PLANT BACK TO COMPOST AND RESTART THE CYCLE.

An Emerging Market

01. RESEARCH & DEVELOPMENT

Unlike most growers, we are not content to buy clones from a nursery and plant whatever is available. We are constantly conducting pheno hunts and cross-breeding and back-breeding dozens of genetic strains to grow plants that are disease resistant, fast-growing, yield the most, and that look, smell, and taste better.

02. THE LEGAL MARKETPLACE

The legal cannabis industry is one of the fastest-growing industries in the United States. The total cannabis marketplace in the United States was $4.7 billion in 2016 and is expected to grow to more than $13.3 billion by 2020. One study noted that California alone could comprise 25% of the expected $25 billion of national cannabis sales by 2025.

03. ACCEPTANCE OF CANNABIS

93% of Americans support medical marijuana. Recreational cannabis has been legalized in 10 states and the District of Columbia, consisting of nearly 25% of the U.S. population. Medical cannabis is legal in 22 states, which means that a combined 216,000,000 Americans (66.15%) now live in jurisdictions where cannabis is legal in some form.

goldenseed | Pure California Cannabis
Monterey Bay, California

TERMS OF USE PRIVACY POLICY MEDIA CONNECT

hello@gseed.com